Exhibit 99.1

Capella Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

With Report of Independent Auditors

Capella Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

Report of Independent Auditors

The Board of Directors and Stockholders

Capella Holdings, Inc.

We have audited the accompanying consolidated financial statements of Capella Holdings, Inc., which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capella Holdings, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

March 27, 2015

Capella Holdings, Inc.

Consolidated Balance Sheets

(In Millions, Except for Share Amounts)

	December 31
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$29.2	$26.5
Restricted cash	73.9	—
Investments	20.3	17.5
Accounts receivable, net of allowance for doubtful accounts of $84.4 million and $105.5 million at December 31, 2014 and 2013, respectively	120.9	126.3
Inventories	23.7	24.3
Prepaid expenses and other current assets	5.0	4.9
Other receivables	6.0	4.5
Assets held for sale	33.7	13.1
Deferred tax assets	2.4	2.5

Total current assets	315.1	219.6

Property and equipment:
Land	30.9	37.8
Buildings and improvements	366.1	389.4
Equipment	239.2	245.1
Construction in progress (estimated cost to complete at December 31, 2014 is $28.1 million)	7.9	8.0

	644.1	680.3
Accumulated depreciation	(234.5)	(224.2)

	409.6	456.1
Goodwill	127.9	133.6
Intangible assets, net	10.9	13.2
Other assets, net	12.3	11.3

Total assets	$875.8	$833.8

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$30.0	$28.5
Salaries and benefits payable	27.5	23.8
Accrued interest	23.3	23.3
Other accrued liabilities	24.9	32.6
Current portion of long-term debt	6.0	49.6
Revolving facility	5.0	—
Liabilities held for sale	3.6	1.9

Total current liabilities	120.3	159.7

Long-term debt	607.8	507.8
Deferred income taxes	18.2	17.3
Other liabilities	30.0	28.6
Redeemable noncontrolling interests	11.7	21.4
Cumulative redeemable preferred stock	—	340.5

Stockholders’ deficit:
Common stock, $0.01 par value; 1,300,000,000 shares authorized; 766,632,582 and 61,959,209 shares issued and outstanding at December 31, 2014 and 2013, respectively	7.5	0.6
Subscription notes receivable	—	(0.2)
Capital in excess of par value	214.5	2.6
Accumulated other comprehensive income	0.9	0.4
Retained deficit	(135.1)	(244.9)

Total stockholders’ deficit	87.8	(241.5)

Total liabilities and stockholders’ deficit	$875.8	$833.8

See accompanying notes.

Capella Holdings, Inc.

Consolidated Statements of Operations

(In Millions)

	Year Ended December 31
	2014	2013

Revenue before provision for bad debts	$788.9	$769.0
Provision for bad debts	(75.5)	(100.8)

Revenue	713.4	668.2

Costs and expenses:
Salaries and benefits	333.5	312.7
Supplies	121.7	116.0
Purchased services	61.4	58.1
Other operating expenses	113.7	108.6
Other income	(13.2)	(10.7)
Management fee to related-party	0.2	0.2
Interest, net	53.7	54.9
Depreciation and amortization	41.5	41.5

Total costs and expenses	712.5	681.3

(Loss) income from continuing operations before income taxes	0.9	(13.1)
Income taxes	4.7	4.0

Loss from continuing operations	(3.8)	(17.1)
Loss from discontinued operations, net of tax	(18.4)	(11.8)

Net loss	(22.2)	(28.9)

Less net income attributable to non-controlling interests	1.8	1.3

Net loss attributable to Capella Holdings, Inc.	$(24.0)	$(30.2)

See accompanying notes.

Capella Holdings, Inc.

Consolidated Statements of Comprehensive Loss

(In Millions)

	Year Ended December 31
	2014	2013

Net loss	$(22.2)	$(28.9)

Other comprehensive income:
Change in unrealized holding gains on investments in securities, net of taxes	0.5	0.3

Other comprehensive income	0.5	0.3
Comprehensive loss	(21.7)	(28.6)

Less: Net income attributable to non-controlling interests	1.8	1.3

Comprehensive loss attributable to Capella Holdings, Inc.	$(23.5)	$(29.9)

See accompanying notes.

Capella Holdings, Inc.

Consolidated Statements of Stockholders’ Deficit

(In Millions, Except for Share Amounts)

	Common Stock		Subscription Notes	Capital in Excess of	Accumulated Other Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Receivable	Par Value	Income	Deficit	Deficit

Balance at December 31, 2012	61,959,209	$0.6	$(0.3)	$3.2	$0.1	$(193.6)	$(190.0)
Amortization of subscription note receivable	—	—	0.1	—	—	—	0.1
Restricted stock vesting	—	—	—	0.7	—	—	0.7
Common stock repurchase	—	—	—	(0.1)	—	—	(0.1)
Preferred stock dividends	—	—	—	—	—	(21.1)	(21.1)
Change in unrealized holding gains on investments in securities, net of tax	—	—	—	—	0.3	—	0.3
Adjustment to redemption value of redeemable noncontrolling interests	—	—	—	(1.2)	—	—	(1.2)
Net loss	—	—	—	—	—	(30.2)	(30.2)

Balance at December 31, 2013	61,959,209	0.6	(0.2)	2.6	0.4	(244.9)	(241.5)
Amortization of subscription note receivable	—	—	0.2	—	—	—	0.2
Restricted stock vesting	18,815,979	—	—	4.1	—	—	4.1
Common stock repurchase	(439,863)	—	—	(0.1)	—	—	(0.1)
Conversion of preferred stock to common stock	686,297,257	6.9	—	199.4	—	140.1	346.4
Preferred stock dividends	—	—	—	—	—	(6.3)	(6.3)
Change in unrealized holding gains on investments in securities, net of tax	—	—	—	—	0.5	—	0.5
Adjustment to redemption value of redeemable noncontrolling interests	—	—	—	8.5	—	—	8.5
Net loss	—	—	—	—	—	(24.0)	(24.0)

Balance at December 31, 2014	766,632,582	$7.5	$0.0	$214.5	$0.9	$(135.1)	$87.8

See accompanying notes.

Capella Holdings, Inc.

Consolidated Statements of Cash Flows

(In Millions)

	Year Ended December 31
	2014	2013
Operating activities
Net loss	$(22.2)	$(28.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	18.4	11.8
Depreciation and amortization	41.5	41.5
Amortization of loan costs and debt discount	3.8	4.0
Provision for bad debts	75.5	100.8
Deferred income taxes	3.1	3.1
Stock-based compensation	4.1	0.8
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(77.3)	(109.6)
Inventories	(1.3)	(0.4)
Prepaid expenses and other current assets	(2.4)	0.3
Accounts payable and other current liabilities	(2.4)	9.9
Accrued salaries	5.4	0.8
Other	3.1	(1.3)

Net cash provided by operating activities – continuing operations	49.3	32.8
Net cash used in operating activities – discontinued operations	(3.3)	(1.0)

Net cash provided by operating activities	46.0	31.8

Investing activities
Purchases of investments	(3.1)	(1.0)
Sales and maturities of investments	1.2	—
Purchases of property and equipment, net	(24.5)	(24.9)
Escrow payment on acquisition of healthcare business	(73.9)	—
Proceeds from disposition of hospital	11.2	1.6

Net cash used in investing activities – continuing operations	(89.1)	(24.3)
Net cash used in investing activities – discontinued operations	(0.7)	(3.5)

Net cash used in investing activities	(89.8)	(27.8)

Financing activities
Payment of debt and capital leases	(49.9)	(8.8)
Borrowings on Revolving Facility	40.0	—
Payments on Revolving Facility	(35.0)	—
Proceeds from Term Note	99.0	—
Repurchase of common stock	(0.1)	(0.1)
Payment of preferred to common coversion costs	(0.4)	—
Payment of debt issue costs	(5.4)	—
Distributions to noncontrolling interests	(1.8)	(1.2)
Repurchase of noncontrolling interests	0.1	(0.2)

Net cash provided by (used in) financing activities – continuing operations	46.5	(10.3)
Net cash used in financing activities – discontinued operations	—	(1.0)

Net cash provided by (used in) financing activities	46.5	(11.3)

Change in cash and cash equivalents	2.7	(7.3)
Cash and cash equivalents at beginning of year	26.5	33.8

Cash and cash equivalents at end of year	$29.2	$26.5

Supplemental disclosure of cash flow information
Cash paid for interest	$49.6	$51.2

Cash paid for taxes	$1.3	$0.5

Supplemental disclosure of noncash investing and financing activities
Capital lease obligations	$5.4	$14.5

Preferred stock dividends	$6.3	$21.1

See accompanying notes.

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

1. Organization and Significant Accounting Policies

Organization

Capella Holdings, Inc. is a Delaware corporation and owns 100% of the outstanding common stock of Capella Healthcare, Inc. Auriga Insurance Group (Auriga), a wholly owned subsidiary of Capella Holdings, Inc., provides healthcare professional liability, commercial general liability insurance, and employee medical claim excess insurance coverage to the hospitals owned by Capella Healthcare, Inc. Capella Holdings, Inc. and subsidiaries are collectively referred to as the “Company.” The Company operates hospitals and ancillary healthcare facilities in non-urban communities in the United States. The Company was formed on April 15, 2005 (date of inception) by and between GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. (all investment funds managed by GTCR Golder Rauner LLC) and four senior hospital management executives and initially was capitalized on May 4, 2005.

At December 31, 2014, as part of continuing operations, the Company operated nine general acute care hospitals and ancillary healthcare facilities (eight of which the Company owns and one of which the Company leases pursuant to a long-term lease) with a total of 1,309 licensed beds. Unless noted otherwise, discussions in these notes pertain to the Company’s continuing operations, which exclude the results of those facilities that have been previously disposed or are included in assets and liabilities held for sale.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company’s direct or indirect ownership of a majority interest and exclusive rights granted to the Company as the sole general partner of such entities. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Discontinued Operations

In accordance with the provisions of Financial Accounting Standards Board (FASB) authoritative guidance regarding accounting for the impairment or disposal of long-lived assets, the Company has presented the operating results, financial position and cash flows of its previously disposed facilities, net of income taxes, in the accompanying consolidated financial statements.

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Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

General and Administrative Costs

The majority of the Company’s expenses are “cost of revenue” items. Costs that could be classified as “general and administrative” by the Company would include its corporate overhead costs, which were $28.6 million and $23.7 million for the years ended December 31, 2014 and 2013, respectively. Business development costs and refinancing related costs also included within the aforementioned general and administrative costs, included in other operating expenses on the consolidated statement of operations, were $2.2 million and $3.3 million for the years ended December 31, 2014 and 2013, respectively. Stock-based compensation costs also included within the aforementioned general and administrative costs, including in salaries and benefits on the consolidated statement of operations were $5.9 million and $0.8 million for the years ended December 31, 2014 and 2013, respectively

Fair Value of Financial Instruments

The fair value of a financial asset or liability is defined using an “exit price” definition. It is the amount that would be received to sell the asset or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of fair value hierarchy are described below:

•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other current assets, other receivables, accounts payable, salaries and benefits payable, accrued interest, and other accrued liabilities approximate fair value because of the short-term nature of these instruments. The carrying amount of the Company’s 9 1/4% Senior Unsecured Notes due 2017 (the 9 1/4% Notes) and the Term Loan Facility (as defined in Note 5) was $500.0 million and $99.0 million, respectively, at December 31, 2014. The estimated fair value of the 9 1/4% Notes and Term Loan Facility at December 31, 2014 was approximately $521.3 million and $99.0 million, respectively. The estimated fair value of the 9 1/4% Notes was based on the average bid and ask price as quoted by the Company’s administrative agent. The estimated of fair value of the Term Loan Facility is based upon the quoted market prices or quoted market prices for similar issues of long-term debt with the same maturities. The estimated fair value of the 9 1/4% % Notes and Term Loan Facility are categorized as Level 2 within the fair value hierarchy in accordance with Accounting Standards Codification (ASC) 820-10, Fair Value Measurements and Disclosures.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following table presents the financial instruments measured at fair value on a recurring basis carried on the balance sheet by caption and by level within the valuation hierarchy as of December 31, 2014 and 2013 (in millions):

	Fair Value Measurements at Reporting Date Using
	Level 1	Level 2	Level 3	December 31, 2014
Assets
Available-for-sale	$20.3	$—	$—	$20.3

	Fair Value Measurements at Reporting Date Using
	Level 1	Level 2	Level 3	December 31, 2013
Assets
Available-for-sale	$17.5	$—	$—	$17.5

Revenue Recognition and Accounts Receivable

The Company recognizes revenue before the provision for bad debts, including revenue from in-house patients and patients which have been discharged but not yet billed, in the period in which services are performed. Accounts receivable primarily consist of amounts due from third-party payors and patients. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. The Company has entered into agreements with third-party payors, including government programs and managed care health plans, under which the Company is paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges. Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as health maintenance organizations, preferred provider organizations and other private insurers are generally less than the Company’s established billing rates. Accordingly, the revenues and accounts receivable reported in the Company’s consolidated financial statements are recorded at the amount expected to be received.

The following table sets forth the percentages of revenue before the provision for bad debts by payor:

	Year Ended December 31
	2014	2013

Medicare(1)	39.0%	38.0%
Medicaid(1)	17.5	14.1
Managed care and other(2)	36.0	36.8
Self-pay	7.5	11.1

Total	100.0%	100.0%

(1)	Includes revenue under managed Medicare or managed Medicaid programs.
(2)	Includes the health insurance exchanges beginning with the first quarter of 2014.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company derives a significant portion of its revenue before the provision for bad debts from Medicare, Medicaid and other payors that receive discounts from its standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company’s consolidated statements of operations.

Settlements under reimbursement agreements with third-party payors are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. There is at least a reasonable possibility that such estimates will change by a material amount in the near term. The net estimated third-party payor settlements receivable by the Company as of December 31, 2014, totaled $0.1 million compared to a payable of $5.7 million as of December 31, 2013. The net estimated third-party payor settlements are included in other accrued liabilities in the accompanying consolidated balance sheets. The net adjustments to estimated cost report settlements resulted in increases to revenue of $2.0 million for the year ended December 31, 2014, and a $0.6 million increase to revenue for the year ended December 31, 2013. The Company’s management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs.

Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

Medicare Settlement of Pending Appeals

In August 2014, in response to concerns that the “two midnight rule” has caused a growth in claim appeals, CMS announced that it is now offering to settle pending appeals in exchange for timely partial payment in an amount equal to 68% of the net allowable amount of all eligible claims. CMS has encouraged hospitals with inpatient status claims currently in the appeals process (or within the timeframe to request an appeal) to make use of this administrative agreement mechanism to reduce the administrative burden of current appeals on both the hospital and Medicare systems. CMS has further advised that the agreement only applies to eligible claims from eligible providers, and specifies that “eligible claims” are those denied by a Medicare contractor on the basis that services may have been reasonable and necessary but treatment on an inpatient basis was not, that are either under appeal or within their administrative timeframe to request an appeal review, with dates of admissions prior to October 1, 2013, and where the claim was not paid under Medicare Part B. Hospitals had until October 31, 2014 to participate in the settlement, but could request an extension, if needed. CMS has advised that it will pay hospitals within 60 days of validating the eligible claims. As of December 31, 2014, the Company has elected to participate in the settlement and has recognized $1.2 million in revenues in the accompanying condensed consolidated statement of operations related to the eligible claims.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Provision for Bad Debts and Allowance for Doubtful Accounts

To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The primary uncertainty of such allowances lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

Additions to the allowance for doubtful accounts are made by means of the provision for bad debts. Accounts written off as uncollectible are deducted from the allowance for doubtful accounts and subsequent recoveries are added. The amount of the provision for bad debts is based upon management’s assessment of historical and expected net collections, business and economic conditions, trends in federal, state, and private employer healthcare coverage and other collection indicators. The provision for bad debts and the allowance for doubtful accounts relate primarily to “uninsured” amounts (including copayment and deductible amounts from patients who have healthcare coverage) due directly from patients. Accounts are written off when all reasonable internal and external collection efforts have been performed. The Company considers the return of an account from the primary external collection agency to be the culmination of its reasonable collection efforts and the timing basis for writing off the account balance. Accounts written off are based upon specific identification and the write-off process requires a write-off adjustment entry to the patient accounting system. Management relies on the results of detailed reviews of historical write-offs and recoveries (the hindsight analysis) as a primary source of information to utilize in estimating the collectability of the Company’s accounts receivable. The Company performs the hindsight analysis on quarterly basis for all hospitals, utilizing rolling twelve-month accounts receivable collection, write-off, and recovery data. The Company supplements its hindsight analysis with other analytical tools, including, but not limited to, revenue days in accounts receivable, historical cash collections experience and revenue trends by payor classification. Adverse changes in general economic conditions, billing and collections operations, payor mix, or trends in federal or state governmental healthcare coverage could affect the Company’s collection of accounts receivable, cash flows, and results of operations.

A summary of activity in the Company’s allowance for doubtful accounts is as follows (in millions):

	Balances at Beginning of Year	Additions Charged to Provision for Bad Debts	Accounts Written Off, Net of Recoveries	Balances at End of Year

Year ended December 31, 2013	$93.6	$100.8	$(88.9)	$105.5
Year ended December 31, 2014	105.5	75.5	(96.6)	84.4

Charity Care

Self-pay revenue is derived primarily from patients who do not have any form of healthcare coverage. The Company provides care without charge to certain patients that qualify under the Company’s charity/indigent care policy. The Company does not report a charity/indigent care patient’s charges in revenues or in the provision for bad debts as it is the Company’s policy not to pursue collection of amounts related to these patients. At the Company’s hospitals, patients treated for non-elective care, who generally have income at or below 200% of the federal poverty level, are eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. The Company’s hospitals provide a discount to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

the discount policy, the Company first attempts to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

The Company estimates its cost of care provided under its charity care programs utilizing a calculated ratio of costs to gross charges multiplied by the Company’s gross charity care charges provided. For the years ended December 31, 2014 and 2013, the Company estimates that its costs of care provided under its charity care programs were approximately $1.2 million and $2.7 million, respectively.

Concentration of Revenues

For the years ended December 31, 2014 and 2013, approximately 56.5% and 52.1%, respectively, of the Company’s revenue before the provision for bad debts related to patients participating in the Medicare and Medicaid programs. The Company’s management recognizes that revenue and receivables from government agencies are significant to the Company’s operations, but it does not believe that there are significant credit risks associated with these government agencies. The Company’s management does not believe that there are any other significant concentrations of revenue from any particular payor that would subject the Company to any significant credit risks in the collection of its accounts receivable.

Other Income

The American Recovery and Reinvestment Act of 2009 (ARRA) provides for incentive payments under the Medicare and Medicaid programs for certain hospitals and physician practices that demonstrate meaningful use of certified electronic health record (EHR) technology. These provisions of ARRA, collectively referred to as the Health Information Technology for Economic and Clinical Health Act (the HITECH Act), are intended to promote the adoption and meaningful use of interoperable health information technology and qualified EHR technology.

The Company accounts for EHR incentive payments in accordance with ASC 450-30, Gain Contingencies. In accordance with ASC 450-30, the Company recognizes a gain for EHR incentive payments when its eligible hospitals and physician practices have demonstrated meaningful use of certified EHR technology for the applicable period and when the cost report information for the full cost report year that determines the final calculation of the EHR incentive payment is available. The demonstration of meaningful use is based on meeting a series of objectives and varies among hospitals and physician practices, between the Medicare and Medicaid programs and within the Medicaid program from state to state. Additionally, meeting the series of objectives in order to demonstrate meaningful use becomes progressively more stringent as its implementation is phased in through stages as outlined by the Centers for Medicare and Medicaid Services (CMS).

For the years ended December 31, 2014 and 2013, the Company recognized $13.2 million and $10.7 million, respectively, in EHR incentive payments in accordance with the HITECH Act under the Medicaid and Medicare programs which is included in other income on the accompanying consolidated statement of operations. Amounts recognized as other income that the Company anticipates collecting in future periods, but that were uncollected as of the balance sheet date are included in the accompanying consolidated balance sheet. As of December 31, 2014 and 2013, outstanding receivable from Medicaid for EHR incentive payments totaled approximately $3.6 million and $2.0 million, respectively, and is included in other receivables on the accompanying consolidated balance sheets.

The Company incurs both capital expenditures and operating expenses in connection with the implementation of its various EHR initiatives. The amount and timing of these expenditures does not necessarily directly correlate with the timing of the Company’s receipt or recognition of the EHR incentive payments.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less. The Company places its cash in financial institutions that are federally insured in limited amounts.

Restricted Cash

Restricted cash consists of cash placed in escrow for purchase of controlling ownership interest in Carolina Pines Regional Medical Center. The cash was placed in escrow on December 31, 2014 until the effective date of the transaction, which was January 1, 2015.

Investments

Investments in fixed income securities are categorized as available-for-sale and reported in the accompanying consolidated balance sheets at their fair market value based on quoted prices obtained from an independent investment manager. The cost of fixed income securities is adjusted for amortization of premium or accretion of discount. Such amortization is determined using the interest rate method and is included in net investment income. Realized gains and losses are calculated on a specific identification basis and included in other operating expenses on the consolidated statements of operations.

The Company evaluates declines in the fair value of its investments below their cost to determine whether they are other than temporary. If the decline in fair value is deemed to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included in the accompanying consolidated statements of operations in other operating expenses.

The Company considers a decline in the fair value of an equity investment below cost to be other than temporary if the Company does not have the intent and ability to hold the equity investment for a period of time sufficient to allow the anticipated recovery in fair value. If the Company intends to sell a debt security in an unrealized loss position or it is more likely than not that the amortized cost basis of the security will not be recovered prior to the sale of the security, the cost is adjusted. Any adjustments to cost or amortized cost are recorded in the consolidated statements of operations. Realized gains and losses, calculated by reference to the cost or amortized cost of the investment on a specific identification basis, are recorded in the consolidated statements of operations.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The cost and fair market values of investments which are classified as available-for-sale are as follows (in millions):

	Cost	Unrealized Gain	Unrealized Loss	Fair Market Value
December 31, 2014
Managed fixed income securities fund	$15.2	$—	$(0.2)	$15.0
Managed equities fund	3.7	1.6	—	5.3

	$18.9	$1.6	$(0.2)	$20.3

December 31, 2013
Managed fixed income securities fund	$13.6	$—	$(0.6)	$13.0
Managed equities fund	3.3	1.2	—	4.5

	$16.9	$1.2	$(0.6)	$17.5

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and are principally composed of medical supplies and pharmaceuticals. These inventory items are primarily operating supplies used in the direct or indirect treatment of patients.

Long-Lived Assets

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized. Fully depreciated assets are retained in property and equipment accounts until they are disposed.

Depreciation is computed by applying the straight-line method over the estimated useful lives of buildings and improvements and equipment. Assets under capital leases are amortized using the straight-line method over the shorter of the estimated useful life of the assets or the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Buildings and improvements are depreciated over estimated lives ranging generally from ten to forty years. Estimated useful lives of equipment vary generally from three to ten years. Depreciation and amortization expense totaled approximately $41.5 million for both years ended December 31, 2014 and 2013. Amortization expense related to assets under the Company’s capital leases is included under depreciation and amortization expense for the year ended December 31, 2014 and 2013.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Assets under the Company’s capital leases are as follows (in millions):

	December 31
	2014	2013

Buildings and improvements	$—	$37.0
Equipment	21.8	29.8

Total	21.8	66.8
Accumulated amortization	(5.4)	(12.8)

Total, net	$16.4	$54.0

The gross carrying amount of capitalized software for internal use was approximately $34.4 million and $30.5 million at December 31, 2014 and 2013, respectively, and the net carrying amount considered accumulated amortization was approximately $10.9 million and $9.7 million at December 31, 2014 and 2013, respectively. At December 31, 2014, there was approximately $1.4 million of capitalized costs for internal-use software that is currently in the development stage and will begin amortization once the software project is complete and ready for its intended use. Amortization expense on capitalized internal-use software was $4.8 million and $7.4 million at December 31, 2014 and 2013, respectively.

The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows. Fair value estimates are derived from established market values of comparable assets or internal calculations of estimated future net cash flows. The Company’s estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Company’s assumptions take into account revenue and expense growth rates, patient volumes, changes in payor mix, changes in legislation and other payor payment patterns.

Deferred Loan Costs

The Company records deferred loan costs for expenditures related to acquiring or issuing new debt instruments. These expenditures include bank fees and premiums, as well as attorneys’ and filing fees. During 2014, the Company recorded additional deferred loan costs of $4.6 million related to the ABL Agreement (as defined in Note 5) and the Term Loan Facility. See Note 5, Debt Obligations, for additional information. Net deferred loan costs of $0.1 million were written off to interest expense as part of the transaction costs associated with the ABL Agreement. Deferred loan costs totaled approximately $9.8 million and $8.3 million, net of accumulated amortization of approximately $12.2 million and $13.3 million at December 31, 2014 and 2013, respectively, and are included in other assets on the accompanying consolidated balance sheets. The Company amortizes these deferred loan costs over the life of the respective debt instrument, using the effective interest method.

Goodwill and Intangible Assets

The Company accounts for its acquisitions under the provisions of FASB authoritative guidance regarding business combinations and goodwill and other intangible assets. Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill and intangible assets with indefinite lives are reviewed by the Company at least annually for impairment. The Company’s business comprises a single reporting unit for impairment test purposes. For the purposes of these analyses, the Company’s estimates of fair value are based on the income approach, which estimates the fair value of the Company based on its future discounted cash flows. In addition to the annual impairment reviews, impairment reviews are performed

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

whenever circumstances indicate a possible impairment may exist. The Company performed its annual impairment tests as of October 1, and did not incur any impairment charges during the years ended December 31, 2014 and 2013.

The Company’s intangible assets relate to contract-based physician minimum revenue guarantees, a non-competition agreement and certificates of need. The contract-based physician revenue guarantees are amortized over the terms of the respective agreements. The certificates of need were determined to have indefinite lives and, accordingly, are not amortized.

Physician Minimum Revenue Guarantees

The Company has committed to provide certain financial assistance pursuant to recruiting agreements, or “physician minimum revenue guarantees,” with various physicians practicing in the communities it services. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for the benefit of the respective community, the Company may advance certain amounts of money to a physician, to assist in establishing his or her practice.

The Company accounts for its physician minimum revenue guarantees in accordance with the provisions of FASB authoritative guidance regarding accounting for minimum revenue guarantees. The Company records a contract-based intangible asset and related guarantee liability for new physician minimum revenue guarantees. The contract-based intangible asset is amortized to other operating expenses over the period of the respective physician contract, which is typically four years.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent the Company believes that recovery is more likely than not, a valuation allowance is established. To the extent the Company establishes a valuation allowance or increases this allowance, the Company must include an expense within the provision for income taxes in the consolidated statements of operations.

The Company follows the provisions of FASB authoritative guidance regarding income taxes. This guidance clarifies the accounting for uncertainties in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Other Accrued Liabilities

The Company’s other accrued liabilities, shown as a current liability in the accompanying consolidated balance sheets, consist of the following:

	Year Ended December 31
	2014	2013
	(In Millions)

Employee health IBNR reserve	$3.2	$3.4
Professional and general liability claims	2.6	2.5
Non-income tax accrual	3.3	2.6
Physician income guarantees liability	0.7	2.8
Workers compensation liability claims	1.2	1.1
Income taxes payable	0.3	0.1
Estimated amounts due to third-party payors	—	5.7
Deferred revenue related to EHR	5.6	7.3
Other	8.0	7.1

Total	$24.9	$32.6

Professional and General Liability Claims

Given the nature of the Company’s operating environment, the Company is subject to potential medical malpractice lawsuits and other claims as part of providing healthcare services. To mitigate a portion of this risk, Capella Healthcare, Inc. maintains insurance through Auriga, for professional and general claims of $4.75 million per occurrence and $14.25 million in the aggregate per policy year, subject to a $250,000 self-insured retention per occurrence. Auriga also maintains umbrella policies for professional and general claims which cover an additional $60 million per occurrence and in the aggregate. The Company’s reserves for professional and general liability claims are based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors, and other actuarial assumptions in determining reserve estimates. Reserve estimates are discounted to present value using a 1% discount rate.

Exposures at the Company’s hospitals prior to the date of their respective acquisition are indemnified by the respective prior owners. Accordingly, the Company appropriately has not estimated any exposure for claims prior to the respective acquisition dates of its facilities. The Company utilized information to estimate its 2014 and 2013 liability for professional and general liability claims. Using historical claim payments and developments, the Company estimated the exposure for each of its facilities and recorded a reserve of approximately $29.3 million and $26.7 million at December 31, 2014 and 2013, respectively. The current portion of the reserves was $2.6 million and $2.5 million at both December 31, 2014 and 2013, respectively. This was included in other accrued liabilities on the accompanying consolidated balance sheets. The long-term portion of the reserves for professional and general liability claims is included in other liabilities on the accompanying consolidated balance sheets.

The Company’s expense for professional and general liability claims each year includes: the actuarially determined estimate of losses for the current year, including claims incurred but not reported; the change in the estimate of losses for prior years based upon actual claims development experience as compared to prior actuarial projections; amortization of the insurance premiums for losses in excess of the Company’s self-insured retention level; the administrative costs of the insurance program; and interest expense related to the discounted portion of the liability. The total expense recorded under the Company’s professional and general liability insurance program for the years ended December 31, 2014 and 2013, was approximately $7.9 million and $7.5 million, respectively.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Workers’ Compensation Reserves

Given the nature of the Company’s operating environment, it is subject to potential workers’ compensation claims as part of providing healthcare services. To mitigate a portion of this risk, the Company maintained insurance for individual workers’ compensation claims exceeding approximately $250,000 per occurrence. The Company’s facility located in the state of Washington participates in a state-specific program rather than the Company’s established program. The Company’s two facilities located in Oklahoma participate in a fully insured state-specific workers’ compensation program.

The Company’s reserve for workers’ compensation is based upon an independent third-party actuarial calculation, which considers historical claims data, demographic considerations, development patterns, severity factors and other actuarial assumptions. Reserve estimates are undiscounted and are revised on an annual basis. The reserve for workers’ compensation claims at the balance sheet date reflects the current estimate of all outstanding losses, including incurred but not reported losses, based upon an actuarial calculation. The Company’s reserve for workers’ compensation claims was approximately $4.0 million and $3.7 million at December 31, 2014 and 2013, respectively. The current portion of the reserves, $1.2 million and $1.1 million at December 31, 2014 and 2013, respectively, is included in other accrued liabilities on the accompanying consolidated balance sheets. The long-term portion of the reserves for workers’ compensation claims is included in other liabilities on the accompanying consolidated balance sheets.

The Company’s expense for workers’ compensation claims each year includes: the actuarially determined estimate of losses for the current year, including claims incurred but not reported; the change in the estimate of losses for prior years based upon actual claims development experience as compared to prior actuarial projections; amortization of the insurance premiums for losses in excess of the Company’s self-insured retention level; and the administrative costs of the insurance program. The total expense recorded under the Company’s workers’ compensation insurance program for the years ended December 31, 2014 and 2013, was approximately $1.7 million and $1.9 million, respectively.

Self-Insured Medical Benefits

The Company is self-insured for substantially all of the medical expenses and benefits of its employees. The reserve for medical benefits primarily reflects the current estimate of incurred but not reported losses, based upon an actuarial calculation. The undiscounted reserve for self-insured medical benefits was approximately $3.2 million and $3.4 million at December 31, 2014 and 2013, respectively, and is included in other accrued liabilities on the accompanying consolidated balance sheets. Capella Healthcare, Inc. purchases stop loss coverage from Auriga, in which Capella Healthcare, Inc. will be reimbursed for any employee’s medical claims that exceed $350,000 per year.

Redeemable Non-controlling Interests

The consolidated financial statements include all assets, liabilities, revenue and expenses of less than 100% owned entities controlled by the Company. Accordingly, management has recorded non-controlling interests in the earnings and equity of such consolidated entities.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company’s non-controlling interests include redemption features, including the ability to redeem interest upon death and retirement, which cause these interests not to meet the requirements for classification as permanent equity in accordance with FASB authoritative guidance. Redemption of these non-controlling interests features would require the delivery of cash. Accordingly, these non-controlling interests are classified in the mezzanine section of the Company’s accompanying consolidated balance sheets.

A roll-forward of the redeemable non-controlling interests is shown in the table below:

Redeemable Non-controlling Interests
(In Millions)

Balance at December 31, 2012	$21.1
Net income attributable to non-controlling interests	0.5
Distributions to non-controlling interests	(1.2)
Repurchase of non-controlling interests	(0.2)
Adjustment to redemption value of redeemable non-controlling interests	1.2

Balance at December 31, 2013	21.4
Net income attributable to non-controlling interests	0.5
Distributions to non-controlling interests	(1.8)
Repurchase of non-controlling interests	0.1
Adjustment to redemption value of redeemable non-controlling interests	(8.5)

Balance at December 31, 2014	$11.7

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Restructuring

During April 2014, the Company completed an equity restructuring that included the conversion of $206.7 million preferred stock outstanding to a net 686.3 million shares of the Company’s common stock and the forgiveness of $140.1 million of previously accrued dividends accreted as of March 31, 2014. See Note 8. Stock-Based Compensation, for additional information surrounding the issuance of stock-based awards by the Company to the Company’s employees during the year ended December 31, 2014.

Stock-Based Compensation

The board of directors of the Company has adopted the Capella Holdings, Inc. 2006 Stock Option Plan (the 2006 Stock Option Plan), which permits the board of directors of the Company to issue stock options and other stock-based awards to certain of the Company’s employees, subject to the terms and conditions set forth in the 2006 Stock Option Plan and in each award. The Company has never issued stock options under the 2006 Stock Option Plan. The Company has granted restricted share awards that generally vest between a one to five year period to certain of the Company’s employees. In April 2014, the board of directors of the Parent adopted the Capella Holdings, Inc. 2014 Stock Option Plan (the 2014 Stock Option Plan) effectively replacing the 2016 Stock Option Plan. The Parent has issued to the Company’s employees 89,838,000 stock options under the 2014 Stock Option Plan. The Parent has granted restricted share awards that generally vest between a one and five year period to certain of the Company’s

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

employees. The Company accounts for stock-based awards in accordance with the provisions of ASC 718-10 Compensation – Stock Compensation, (ASC 718-10). In accordance with ASC 718-10, the Company recognized compensation expense based on the estimated grant date fair value of each stock-based award of $4.1 million and $0.8 million for the years ended December 31, 2014 and 2013, respectively. The stock-based compensation expense is included in salaries and benefits in the accompanying consolidated statements of operations.

Recently Issued Accounting Pronouncement

Accounting Standards Update No. 2014-9

In May 2014, the FASB issued Accounting Standards Update No. 2014-9, Revenue from Contracts with Customers (ASU 2014-9). ASU 2014-9 provides for a single comprehensive principles-based standard for the recognition of revenue across all industries through the application of the following five-step process:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Among other provisions and in addition to expanded disclosure about the nature, amount, timing and uncertainty of revenue, as well as certain additional quantitative and qualitative disclosures, ASU 2014-9 changes the healthcare industry specific presentation guidance under ASU 2011-7, Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities (ASU 2011-7). The provisions of ASU 2014-9 are effective for annual periods beginning after December 15, 2016, including interim periods within those years. Early adoption is not permitted. The Company is currently evaluating the impact that the adoption of ASU 2014-9 will have on its revenue recognition policies and procedures, financial position, result of operations, cash flows, financial disclosures and control framework

Accounting Standards Update No. 2014-8

In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements and Property, Plant, and Equipment – Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-8). Among other provisions and in addition to expanded disclosures, ASU 2014-8 changes the definition of what components of an entity qualify for discontinued operations treatment and reporting from a reportable segment, operating segment, reporting unit, subsidiary or asset group to only those components of an entity that represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. Additionally, ASU 2014-8 requires disclosure about a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements, including the pretax profit or loss, attributable to the component of an entity for the period in which it is disposed of or is classified as held for sale. The disclosure of this information is required for all of the same periods that are presented in the entity’s results of operations for the period. The provisions of ASU 2014-8 are effective prospectively for all disposals or classifications as held for sale of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years. Early adoption is permitted. The Company adopted this ASU on January 1, 2015 and does not believe the adoption will have a material impact on its consolidated financial position, results of operations and cash flows.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

2. Business Combinations

Lease of Muskogee Community Hospital

Effective July 1, 2012, the Company executed an asset purchase agreement in which the Company acquired specific property and components of net working capital, as defined, and certain intangible assets for $21.4 million. Of the purchase price, $8.4 million is in the form of a promissory note payable (MCH Note) in fifteen equal monthly installments beginning in July 2013. The MCH Note is included in current debt on the accompanying consolidated balance sheet as of December 31, 2013.

The Company also executed a master lease agreement for the real property and certain equipment used in the operation of MCH. Under the master lease agreement, the Company paid a lease payment of $565,000 per month. The Company had the option to purchase the leased real property and equipment at fair value as defined in the master lease agreement. The Company has recorded the master lease agreement as a capital lease and is included in current debt on the accompanying consolidated balance sheet as of December 31, 2013.

During July 2014, the Company exercised its purchase option under the MCH master lease agreement for approximately $39.4 million, excluding other costs and fees. Additionally, in July 2014, the Company repaid the outstanding principal balance for the MCH Note. The Company used $5.3 million in available cash and cash equivalents and $35.0 million in availability from its 2010 Revolving Facility (as defined in Note 5) to fund the purchase and repayment.

The acquisition of certain property and equipment and the net assets pursuant to the MCH asset purchase agreement was funded with cash on hand and through the execution of the MCH Note. The Company has finalized its application of the acquisition method of accounting.

The fair values of assets acquired and liabilities assumed at the acquisition date are as follows (in millions):

Accounts receivable, net	$2.7
Prepaids and other	0.2
Inventories	0.7
Property and equipment	3.0
Non-competition agreement	4.5
Goodwill	14.3

Total assets acquired	25.4

Accounts payable	3.3
Salaries and benefits payable	0.7

Total liabilities assumed	4.0

Net assets acquired	$21.4

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

3. Discontinued Operations

On September 1, 2013, the Company completed the sale of certain home health operations at our Arkansas facilities. The combined proceeds from the sale were approximately $1.6 million. The recorded gain totaled approximately $1.2 million.

On February 28, 2014, the Company completed the sale of Grandview Medical Center (“Grandview”), a 70-bed facility located in Jasper, Tennessee. In connection with the planned divestiture, the Company recognized an estimated loss on the planned sale totaling $7.0 million during the year ended December 31, 2013. In addition, the Company recognized a $1.8 million loss on impairment for Grandview’s goodwill during the year ended December 31, 2014. The Company recognized an additional loss for the sale of Grandview of $1.6 million during the year ended December 31, 2014

At December 31, 2014, the Company committed to plans to sell certain of its other facilities in Tennessee and Missouri due to operating conditions at those facilities. In connection with these planned divestures, the Company recognized an estimated loss on the planned sale totaling $15.9 million (including $5.8 million of goodwill) during the year ended December 31, 2014.

The Company has presented the operating results, financial positions and cash flows as discontinued operations in the accompanying consolidated financial statements for all periods, and the related assets and liabilities are reflected as held for sale in the accompanying consolidated balance sheet at December 31, 2014.

Revenue before the provision for bad debts and the loss reported in discontinued operations are as follows (in millions):

	Year Ended December 31
	2014	2013
Revenue before the provision for bad debts from discontinued operations	$63.3	$90.7

Loss from discontinued operations:
Loss (gain) from sale	$1.6	$(1.2)
Loss from hold for sale adjustment	10.1	7.0
Loss from write-off of goodwill	5.8	1.8
Loss from operations	3.1	4.9

Pre-tax loss from discontinued operations	20.6	12.5
Tax benefit related to discontinued operations	(2.2)	(0.7)

Loss from discontinued operations, net of tax	$18.4	$11.8

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following table provides the components of assets and liabilities held for sale (in millions):

	Year Ended December 31
	2014	2013
Accounts receivable, net	$6.9	$4.3
Inventories	1.9	1.0
Prepaid expenses and other assets	1.5	0.3
Property and equipment, net	23.4	7.5

Assets held for sale	$33.7	$13.1

Accounts payable	$1.7	$1.2
Salaries and benefits payable	1.4	0.7
Other current liabilities	0.5	—

Liabilities held for sale	$3.6	$1.9

4. Goodwill and Intangible Assets

The following table presents a rollforward of the Company’s goodwill for the years ended December 31, 2013 and 2012 (in millions):

Balance at January 1, 2013	$136.0
Adjustment to goodwill related to prior acquisitions	(0.6)
Impairment of goodwill related to the planned disposal Grandview Medical Center	(1.8)

Balance at December 31, 2013	133.6
Adjustment to goodwill related to prior acquisitions	0.1
Impairment of goodwill related to the planned disposal of assets and liabilities available for sale	(5.8)

Balance at December 31, 2014	$127.9

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following table presents the components of the Company’s intangible assets at December 31, 2014 and 2013 (in millions):

Class of Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Total

Amortized intangible assets:
Contract-based physician minimum revenue guarantees:
2014	$12.1	$(5.4)	$6.7
2013	13.8	(5.3)	8.5
Non-competition agreements:
2014	4.5	(0.8)	3.7
2013	4.5	(0.5)	4.0
Indefinite-lived intangible assets:
Certificates of need:
2014	0.5	—	0.5
2013	0.7	—	0.7
Total intangible assets:
2014	17.1	(6.2)	10.9
2013	19.0	(5.8)	13.2

Contract-Based Physician Minimum Revenue Guarantees

As discussed in Note 1, the Company records a contract-based intangible asset and a related guarantee liability for each new physician minimum revenue guarantee contract. The contract-based intangible asset is amortized into physician recruiting expense over the period of the physician contract, which is typically four years. The Company has committed to advance a maximum amount of approximately $2.7 million at December 31, 2014. As of December 31, 2014 and 2013, the Company’s liability balance for contract-based physician minimum revenue guarantees was approximately $0.7 million and $2.8 million, respectively, which is included in other accrued liabilities in the accompanying consolidated balance sheets.

Non-Competition Agreements

The Company has entered into non-competition agreements with certain physicians and other individuals as part of the acquisition of MCH. These non-competition agreements are amortized on a straight-line basis over the fifteen year term of the agreements.

Certificates of Need

The construction of new facilities, the acquisition or expansion of existing facilities and the addition of new services and certain equipment at the Company’s facilities may be subject to state laws that require prior approval by state regulatory agencies. These certificates of need laws generally require that a state agency determine the public need and give approval prior to the construction or acquisition of facilities of the addition of new services. The Company operates hospitals in certain states that have adopted certificate of need laws. If the Company fails to obtain necessary state approval, the Company will not be able to expand its facilities, complete acquisitions or add new services at its facilities in these states. An independent appraiser values each certificate of need when the Company acquires a hospital. In addition, these intangible assets were determined to have indefinite lives and, accordingly, are not amortized.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Amortization Expense

Total estimated amortization expense for the Company’s intangible assets during the next five years and thereafter are as follows (in millions):

2014	$2.9
2015	2.1
2016	1.3
2017	0.4
2018	0.1
Thereafter	3.6

$10.4

5. Debt Obligations

A summary of the Company’s debt obligations follows (in millions):

	December 31
	2014	2013

9 1⁄4% notes	$500.0	$500.0
Unamortized discount on 9 1⁄4% senior notes	(2.2)	(3.2)

Total 9 1⁄4% notes	497.8	496.8
Term loan facility	100.0	—
Unamortized discount on term loan facility	(1.0)	—

Total term loan facility	99.0	—
Capital lease obligations	17.0	55.5
MCH Note	—	5.1

Total debt obligations	613.8	557.4
Less current maturities	6.0	49.6

Total long-term debt	$607.8	$507.8

Maturities of the Company’s long-term debt at December 31, 2014, are as follows (in millions):

2015	$6.0
2016	6.2
2017	506.6
2018	2.2
2019	1.0
Thereafter	95.0

$617.0

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

9 1⁄4% Senior Unsecured Notes

In June 2010, the Company completed a comprehensive refinancing plan (the Refinancing). Under the Refinancing, the Company issued $500 million of new 9 1⁄4% Senior Unsecured Notes due 2017 (the 9 1⁄4% Notes) and entered into a new senior secured asset-based loan (ABL), consisting of a $100 million revolving credit facility maturing in December 2014 (the 2010 Revolving Facility).

Interest on the 9 1⁄4% Notes is payable semiannually on July 1 and January 1 of each year. The 9 1⁄4% Notes are unsecured general obligations of the Company and rank equal in right of payment to all existing and future senior unsecured indebtedness of the Company. All payments on the 9 1⁄4% Notes are guaranteed jointly and severally on a senior unsecured basis by the Company and its subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the Company’s prior senior credit facilities.

The Company may redeem all or a part of the 9 1⁄4% Notes at any time on or after July 1, 2013, plus accrued and unpaid interest, if any, to the date of redemption plus a redemption price equal to a percentage of the principal amount of the notes redeemed based on the following redemption schedule:

July 1, 2014 to June 30, 2015	104.625%
July 1, 2015 to June 30, 2016	102.313%
July 1, 2016 and thereafter	100.000%

If the Company experiences a change of control under certain circumstances, the Company must offer to repurchase all of the notes at a price equal to 101.000% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

The 9 1⁄4% Notes contain customary affirmative and negative covenants, which among other things, limit the Company’s ability to incur additional debt, create liens, pay dividends, effect transactions with its affiliates, sell assets, pay subordinated debt, merge, consolidate, enter into acquisitions and effect sale leaseback transactions.

On December 31, 2014, the Company entered into an Amended and Restated Loan Agreement (the ABL Agreement), by and among the Company, the borrowing subsidiaries signatory thereto, the guarantying subsidiaries signatory thereto, the lenders party thereto, and Bank of America, N.A., as agent for the lenders (ABL Agent). The ABL Agreement amends, restates, and replaces in its entirety the Loan and Security Agreement, dated as of June 28, 2010 (as previously amended, the Prior ABL Agreement), by and among the Company and certain borrowing subsidiaries as borrowers, certain guarantying subsidiaries as guarantors, certain financial institutions party thereto from time to time as lenders, and ABL Agent as agent for the lenders.

The ABL Agreement amends and restates the Prior ABL Agreement to, among other things, change the maturity date of the 2010 Revolving Facility from December 29, 2014 to the earlier to occur of (a) June 3, 2019, (b) November 16, 2016, if, as of such date, (i) Company’s 9 1/4% Notes have not been repaid in full or refinanced on terms reasonably satisfactory to ABL Agent (including a maturity date no earlier than December 3, 2019) and (ii) the Term Loan Facility has not been repaid in full or the maturity date has not been extended to a date that is no earlier than September 3, 2019, and (c) April 1, 2017 if, as of such date, the Company’s 9 1/4% Notes have not been repaid in full or refinanced on terms reasonably satisfactory to ABL Agent (including a maturity date no earlier than December 3, 2019).

Upon the occurrence of certain events, the Company may request the 2010 Revolving Facility to be increased by an aggregate amount not to exceed $25.0 million. Availability under the 2010 Revolving Facility is subject to a borrowing base of 85% of eligible net accounts receivable. Borrowings under the ABL bear interest at a rate equal

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

to, at the Company’s option, either (a) LIBOR plus an applicable margin or (b) Base Rate, as defined, plus an applicable margin. Subsequent to the most recent amendment and restatement ABL Amendment, the applicable margin in effect for borrowings under the 2010 Revolving Facility was reduced from 2.00% to 0.50% with respect to base rate borrowings and from 3.00% to 1.50% with respect to LIBOR borrowings, or reduced from a maximum of 2.50% to 1.00% with respect to base rate borrowings and reduced from a maximum of 3.50% to 2.00% for LIBOR borrowings, subject to the Company’s fixed charge coverage ratio. In addition to paying interest on outstanding principal, the Company is required to pay a commitment fee to the lenders under the 2010 Revolving Facility in respect of the unutilized commitments thereunder. Subsequent to the most recent amendment and restatement of the ABL Amendment, based on the average facility usage for the most recently ended calendar month, the commitment fee was reduced from a range of 0.50% 0.75% to a range of 0.25% to 0.375% per annum. The Company must also pay customary letter of credit fees.

At December 31, 2014, the Company had $5.0 million outstanding balance due under the 2010 Revolving Facility. At December 31, 2014, the Company had availability under the 2010 Revolving Facility of $71.0 million, net of a $5.0 million outstanding balance due and $5.7 million outstanding letters of credit. The outstanding letters of credit are primarily used as collateral under the Company’s workers’ compensation programs.

Term Loan Facility

On December 31, 2014, the Company entered into a Credit Agreement (the “Term Loan Credit Agreement”), by and among the Company, as borrower, the Parent, as a guarantor, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and certain other lenders from time to time party thereto.

The Term Loan Credit Agreement establishes a new senior secured term loan facility consisting of a $100,000,000 seven-year term loan (the “Term Loan Facility”).The per annum interest rates applicable to borrowings under the Term Loan Facility are periodically determined at the Company’s election as either (a) the LIBO Rate (as defined in the Term Loan Credit Agreement) plus 4.25% or (b) the Base Rate (as defined in the Term Loan Credit Agreement) plus 3.25%. The interest rate as of December 31, 2014 was 5.25%.

The Term Loan Facility is to be repaid in equal quarterly principal payments of $250,000, with the balance to be paid at maturity. The maturity date applicable to borrowings under the Term Loan Facility is the earlier to occur of (a) December 31, 2021, and (b) February 16, 2017, if, as of such date, the 9 1/4% Notes have not been refinanced in full with certain permitted debt. The Term Loan Facility is generally subject to mandatory prepayment in amounts equal to: (a) 100% of the net cash proceeds received from certain asset sales (including insurance recoveries and condemnation events), subject to reinvestment provisions and customary exceptions; (b) 100% of the net cash proceeds from the issuance of new debt (other than certain permitted debt); and (c) 50% of the Company’s Excess Cash Flow (as defined in the Term Loan Credit Agreement), with step-downs to (i) 25% and (ii) 0% based on the Secured Net Leverage Ratio (as defined in the Term Loan Credit Agreement).

The Company’s obligations under the Term Loan Facility are unconditionally guaranteed by all of the Company’s material domestic wholly-owned subsidiaries (other than captive insurance subsidiaries, unrestricted subsidiaries, and certain other subsidiaries identified as excluded subsidiaries in the Term Loan Credit Agreement), provided that a guarantor subsidiary may be released if certain conditions are met. The Company’s obligations under the Term Loan Facility are secured by a substantial portion of its assets as well as the assets of its subsidiaries. The Term Loan Credit Agreement contains other terms and conditions that are customary in agreements used in connection with similar transactions.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The proceeds of the Term Loan Facility primarily were used to finance the December 31, 2014 acquisition of a controlling ownership interest in Carolina Pines Regional Medical Center, a 116-bed acute care facility located in Hartsville, South Carolina through the acquisition of all of the equity interests in Hartsville Medical Group, LLC and substantially all of the equity interests in Hartsville, LLC (formerly Hartsville HMA, LLC), each a South Carolina limited liability company.

Debt Covenants

The indenture governing the 9 1/4% Notes and Term Loan Facility contains a number of covenants that among other things, restrict, subject to certain exceptions, our ability and the ability of the Company’s subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, engage in mergers or consolidations, and engage in certain transactions with affiliates. At December 31, 2014, the Company was in compliance with all debt covenants for the 9 1/4% Notes and Term Loan Facility that were subject to testing at that date.

The ABL Agreement contains a number of covenants, including the requirement that the Company’s fixed charge coverage ratio (as defined therein) cannot be less than 1.10 to 1.00 at the end of any measurement period. At December 31, 2014, the Company was in compliance with all debt covenants contained in the ABL Agreement that were subject to testing at that date.

6. Cumulative Redeemable Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of up to 300,000 shares of nonvoting Cumulative Redeemable Preferred Stock (Preferred Stock), with a par value of $.01 per share. Payment in kind dividends on each share of the Preferred Stock issued prior to April 24, 2006, accrue at a rate of 8% per annum on the liquidation value of $1,000 per share plus all accumulated and unpaid dividends thereon. Payment in kind dividends on each share of the Preferred Stock issued after April 24, 2006, accrue at a rate of 7% per annum on the liquidation value of $1,000 per share plus all accumulated and unpaid dividends thereon.

Upon any liquidation, dissolution or winding up of the Company, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made on any junior securities, an amount equal to the aggregate liquidation value of all such shares held by such holder, plus all accrued and unpaid dividends thereon.

For a period of five business days following the execution date of the first firm commitment underwriting agreement in connection with a public offering, each share of Preferred Stock shall be convertible at the option of the holder thereof, into a number of shares of common stock computed by dividing the liquidation value of such shares of Preferred Stock (including accumulated and unpaid dividends thereon) by the price at which the common stock is to be offered to the public pursuant to the initial public offering. The Preferred Stock is otherwise automatically converted upon consummation of the Company’s initial public offering into a number of shares of common stock using the same conversion formula as that of the optional conversion.

The Company may at any time, after delivery of not less than twenty days prior written notice to the holders of the Preferred Stock, redeem all or any portion of the shares of Preferred Stock then outstanding. Upon any such redemption, the Company shall pay a price per share equal to the liquidation value plus all accrued and unpaid dividends thereon. The holder or holders of a majority of the Preferred Stock outstanding may require the Company to redeem all or any portion of the Preferred Stock owned by such holders at a price per share equal to the liquidation value plus all accrued and unpaid dividends thereon in the event of a change in ownership.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Accrued dividends on the Preferred Stock totaled approximately $134.0 million at December 31, 2013 and are included in the liquidation value of the Preferred Stock on the accompanying consolidated balance sheets. In April 2014, the Company entered into an equity restructuring that included the conversion of $206.7 million preferred stock outstanding to a net 686.3 million shares of the Company’s common stock and the forgiveness of $140.1 million of previously accrued dividends accreted as of March 31, 2014.

7. Common Stock

The Company’s certificate of incorporation authorizes the issuance of up to 1.3 billion shares of Common Stock (Common Stock), with a par value of $.01 per share. Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters on which stockholders may vote.

There are no preemptive, conversion, redemption or sinking fund provisions applicable to the Company’s Common Stock. In the event of liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of Preferred Stock then outstanding. Delaware law prohibits the Company from paying any dividends unless it has capital surplus or net profits available for this purpose. In addition, the Company’s Credit Agreement, as amended, imposes restrictions on its ability to pay dividends.

On May 4, 2005, as part of the initial capitalization of the Company, the Company issued Common Stock to three private equity funds managed by GTCR Golder Rauner LLC and four senior hospital management executives. The shares initially issued to senior executive management consisted of both vested and unvested shares. All vested shares were immediately vested upon purchase by the senior executive. Unvested shares vest equally over a five year period, provided that the senior executive is employed by the Company or any of its subsidiaries. All unvested shares would otherwise become 100% vested in the event of the sale of the Company.

In the event that any senior executive holding shares of the Company’s Common Stock ceases to be employed by the Company, such shares held by the senior executive will be subject to repurchase, at the Company’s option. The unvested shares would be subject to repurchase at the lesser of the senior executive’s original cost or the fair market value at the date of repurchase and any vested shares would be subject to repurchase at fair market value at the date of repurchase.

The Company has from time to time issued shares of the Company’s Common Stock to senior executives in return for full recourse promissory notes. At December 31, 2013, approximately $0.2 million in subscription notes was outstanding from Company senior executives.

The promissory notes executed in connection with the issuance of the Company’s Common Stock are reflected as subscription notes receivable in the accompanying consolidated balance sheet.

In April 2014, the Company entered into an equity restructuring that included the conversion of $206.7 million preferred stock outstanding to a net 686.3 million shares of the Company’s common stock and the forgiveness of $140.1 million of previously accrued dividends accreted as of March 31, 2014.

8. Stock Based Compensation

The Company issues stock-based awards to the Company’s employees from time to time, including stock options and other stock-based awards in accordance with the Company’s various board-approved compensation plans. In April 2014, the Company adopted the 2014 Stock Option Plan, which effectively replaced the 2006 Stock Option

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Plan. The Company incurred non-cash stock-based compensation expense of $4.1 million and $0.8 million during the years ended December 31, 2014 and 2013, respectively. The Company incurred additional stock-based compensation of $1.8 million which represented cash payments to partially reimburse employees for tax-related liabilities. Stock-based compensation expense is included in salaries and benefits in the accompanying consolidated statements of operations.

Restricted Shares

The Company’s restricted share awards, granted to certain of the Company’s employees, generally vest between a one to five-year term. As of December 31, 2014, approximately 320,000 restricted share awards issued by the Parent remained unvested. As of December 31, 2014, there was approximately $0.5 million of estimated unrecognized compensation cost related to these outstanding restricted share awards. These costs are expected to be recognized by the Company over approximately 3.2 years.

During the year ended December 31, 2014, the Company issued to the Company’s employees approximately 18,203,000 restricted shares, in connection with the Company’s equity restructuring, as previously described in Note 1. The 18,203,000 restricted shares vested immediately and included a cash payment of $1.8 million to partially reimburse employees for tax-related liabilities associated with the award. The Company considered the cash-based incentive payment to be stock-based compensation that is included in salaries and benefits in the accompanying consolidated statements of operations.

Restricted share awards outstanding and changes during each of the years in the two-year period prior to December 31, 2014, were as follows:

	Shares	Weighted- Average Grant Date Fair Value

Outstanding at December 31, 2012	1,330,935	$3.20
Granted	20,250	3.80
Forfeited	(73,540)	3.54

Outstanding at December 31, 2013	1,277,645	3.13
Granted	18,453,143	0.16
Forfeited	(413,658)	0.94

Outstanding at December 31, 2014	19,317,130	$0.38

Stock Options

The 2014 Stock Option Plan permits the Company’s board of directors to issue approximately 90.5 million stock options to the Company’s employees. During the year ended December 31, 2014, the Company issued to the Company’s employees 89,838,000 stock options under the 2014 Stock Option Plan. As of December 31, 2014, approximately 677,000 options have been forfeited and the Company has the ability to issue approximately 1,366,000 additional stock based awards under the 2014 Stock Option Plan. The stock options vest over five years and have an exercise price of $0.16 per share. The Black-Sholes-Merton valuation model indicated that the fair

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

value of options granted during the year ended December 31, 2014, at $0.06 per option. As of December 31, 2014, no options were vested, and the Company expects approximately 74.4 million options to vest over the life of the awards. As of December 31, 2014, there was approximately $3.9 million of estimated unrecognized compensation cost related to outstanding stock options. These costs are expected to be recognized over approximately 4.3 years.

Options outstanding and exercisable under the 2014 Stock Option Plan as of December 31, 2014, and changes during each of the years in the three-year period prior to December 31, 2014, were as follows (in thousands, except share and per share data):

	Options	Option Price Per Share	Weighted- Average Exercise Price	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2013	—	$—	$—
Granted	89,838,410	0.16	0.16	$0.06
Exercised	—	—	—
Vested	—	—	—
Forfeited and cancelled	(677,169)	0.16	0.16

Outstanding at December 31, 2014	89,161,241	$0.16	$0.16

Exercisable at December 31, 2014	—	$—	$—

The Company records stock-based employee compensation for options granted using a Black-Scholes-Merton model. The following table sets forth the range of assumptions the Company has utilized in the Black-Scholes-Merton model.

Risk-free interest rate	2.14% to 2.31%
Dividend yield	0%
Volatility (annual)	30.0% to 35.0%
Expected option life	6.5 years

For stock-based awards included in the Black-Scholes-Merton valuation model, the Company uses historical stock price information of certain peer group companies for a period of time equal to the expected award life period to determine estimated volatility. The Company determined the expected life of the stock awards by averaging the contractual life of the awards and the vesting period of the awards. The estimated fair value of awards are amortized to expense on a straight-line basis over the awards’ vesting period. Compensation cost related to stock-based awards will be adjusted for future changes in estimated forfeitures and actual results of performance measures.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

9. Income Taxes

The provision for income taxes from continuing operations consists of the following (in millions):

	Year Ended December 31
	2014	2013
Current:
Federal	$—	$—
State	1.6	0.9

Total current	1.6	0.9

Deferred:
Federal	(0.5)	(5.2)
State	(1.7)	(2.0)

Total deferred	(2.2)	(7.2)

Increase in valuation allowance	5.3	10.3

Total	$4.7	$4.0

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate from continuing operations for the years ended December 31, 2014 and 2013, is as follows (dollars in millions):

	2014		2013

Federal statutory rate	$(0.1)	34.0%	$(5.0)	34.0%
State income taxes, net of federal income tax benefits	(0.1)	31.6	(0.7)	4.4
Permanent Items	0.3	(121.5)	0.2	(1.3)
Actualization	—	—	(0.2)	1.2
Non-controlling interests	(0.7)	365.7	(0.2)	1.2
Valuation allowance	5.3	(2768.0)	9.9	(66.7)

Effective income tax rate	$4.7	(2458.2)%	$4.0	(27.2)%

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Deferred income taxes result from temporary differences in the recognition of assets, liabilities, revenues and expenses for financial accounting and tax purposes. Sources of these differences and the related tax effects are as follows (in millions):

	December 31
	2014	2013
Deferred income tax liabilities:
Depreciation and amortization	$32.0	$33.1
Joint ventures	—	0.7
Other	0.1	0.3

Total deferred tax liabilities	32.1	34.1

Deferred income tax assets:
Impaired assets	3.9	2.7
Joint ventures	1.0	—
Organization costs	0.3	0.3
Professional liability claims	4.6	2.8
Accrued paid time off	2.3	2.2
Employee medical claims	0.8	0.8
Net operating losses	63.4	61.2
AMT credit	0.1	0.1
Employment credit	4.3	4.0
Accrued expenses	2.9	2.8
Charitable contributions	0.8	1.0
Provision for doubtful accounts	4.7	3.7
Other	0.2	0.3

Total deferred income tax assets	89.3	81.9

Valuation allowance	(73.0)	(62.7)

Net deferred income tax assets	16.3	19.2

Net deferred income tax liabilities	$(15.8)	$(14.9)

Because of uncertainties related to the realization of certain deferred tax assets, the Company recorded a valuation allowance of approximately $73.0 million and $62.7 million as of December 31, 2014 and 2013, respectively.

The Company has federal and state net operating loss carryforwards of approximately $135 million and $251 million, respectively at December 31, 2014, which will begin to expire in 2028 and 2020. The Company also has Federal employment credits which will begin to expire in 2028. The Company is not currently under any federal or state tax examination. The Company reflected a tax benefit of $2.2 million related to discontinued operations. This tax benefit is reflected in the net loss from discontinued operations.

The Company has adopted the provisions of FASB authoritative guidance regarding income tax uncertainties. Upon adoption of these provisions, the Company did not record a liability for uncertain tax deductions. At December 31, 2014, the liability for unrecognized tax benefits remains at zero. The Company’s policy is to classify interest paid on an underpayment of income tax and related penalties as part of income tax expense

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

10. Commitments and Contingencies

Employment Agreements

The Company has executed senior management agreements with six of its senior executive officers. The agreements provide for minimum salary levels, adjusted based upon individual and Company performance criteria, as well as for participation in bonus plans which are payable if specific management goals are met. The agreements also provide for severance benefits, if certain criteria are met, for a period of up to two years. The senior management agreements remain in place for each of the senior executive officers during their period of employment with the Company or any of its subsidiaries.

Legal Proceedings and General Liability Claims

The Company is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, medical malpractice, breach of management contracts, wrongful restriction of or interference with physicians’ staff privileges and employment related claims. In certain of these actions, plaintiffs request punitive or other damages against the Company which may not be covered by insurance. The Company is currently not a party to any proceeding which, in management’s opinion, would have a material adverse effect on the Company’s business, financial condition or results of operations.

11. Leases

The Company leases various buildings and equipment under operating lease agreements. The leases expire at various times and have various renewal options.

The Company has certain leases that meet the lease capitalization criteria in accordance with FASB authoritative guidance. In accordance with the FASB authoritative guidance for leases, the capital leases have been recorded as an asset and liability at the lower of the net present value of the minimum lease payments or the fair value at the inception of the lease. The interest rate used in computing the net present value of the lease payments are based on either the Company’s incremental borrowing rate at the inception of the lease or the interest rate implicit in the lease.

Operating lease rental expense relating primarily to the rental of buildings and equipment for the years ended December 31, 2014 and 2013 was approximately $13.6 million and $13.0 million, respectively.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Future minimum rental commitments under non-cancelable leases with an initial term in excess of one year at December 31, 2014, consist of the following (in millions):

	Capital Leases	Operating Leases

2015	$6.1	$7.8
2016	5.9	6.1
2017	6.0	5.3
2018	1.3	4.8
2019	0.0	3.0
Thereafter	0.0	9.5

Total minimum lease payments	19.3	$36.5

Less: interest portion (interest rates from 3.8% to 8.0%)	(2.3)

Long-term obligation under capital leases	$17.0

12. Related-Party Transactions

On May 4, 2005, the Company executed a Professional Services Agreement (PSA) with GTCR Golder Rauner II, LLC (GTCR), whereby GTCR provides ongoing financial and management consulting to the Company until all investment funds managed by GTCR cease to own at least 10% of the collective Preferred Stock and Common Stock of the Parent. Under the PSA, the Company shall pay GTCR a placement fee of up to 1% of any debt financing in which GTCR is involved in raising the debt financing.

Under the PSA, the Company shall pay GTCR an annual management fee equal to $0.2 million upon the Company’s achievement of EBITDA (as defined in the PSA) of $30 million. In each of 2014 and 2013, the Company paid GTCR $0.2 million in management fees under the PSA.

13. Retirement Plan

The Company has a defined contribution plan, effective December 1, 2005, covering all employees who have completed six months of service, as defined, and are age 18 or older. Participants may contribute up to 99% of their annual compensation, as defined, up to a maximum of $17,500 for participants under the age of 50 or $22,500 for participants aged 50 years or older. The Company did not authorize an employer contribution for 2013. For 2014, the Company authorized an employer contribution of 25% of the first 4% of employee contributions (up to 1% of the individual participant’s annual compensation, as defined). The Company has accrued for the employer contributions of $1.2 million as of December 31, 2014, which is included in other accrued liabilities on the consolidated balance sheet.

(continued)

Capella Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

14. Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2014 through March 27, 2015, the date the consolidated financial statements were available to be issued.

Effective January 1, 2015, the Company acquired controlling ownership interest in Carolina Pines Regional Medical Center, a 116-bed acute care facility located in Hartsville, South Carolina through the acquisition of all of the equity interests in Hartsville Medical Group, LLC and substantially all of the equity interests in Hartsville, LLC (formerly Hartsville HMA, LLC), each a South Carolina limited liability company. The cash purchase price was $67.3 million plus $6.5 million for working capital and was funded by a $100 million Term Loan Facility and resulted in goodwill of approximately $5.9 million.

The fair values of assets acquired and liabilities assumed at the acquisition date are as follows (in millions):

Accounts receivable, net	$13.0
Prepaids and other	0.4
Inventories	2.3
Property and equipment	57.4
Intangibles	1.2
Goodwill	5.9

Total assets acquired	80.2

Accounts payable	1.7
Salaries and benefits payable	2.4
Accrued expenses	1.1
Non-controlling interest	1.2

Total liabilities assumed	6.4

Net assets acquired	$73.8

The preliminary values of the consideration transferred, assets acquired and liabilities assumed, including the related tax effects, are subject to receipt of a final valuation a final working capital adjustments.